Exhibit 99.1

NEWS RELEASE

Seitel, Inc.

10811 South Westview Circle Drive

Building C, Suite 100

Houston, Texas 77043

SEITEL, INC. COMPLETES MERGER, ANNOUNCES

SETTLEMENT OF TENDER OFFER FOR NOTES

For more information, contact: Robert Monson, President & CEO (713) 881-2816 or William Restrepo, CFO (713) 881-8900.

Houston, Texas, February 14, 2007 — Seitel, Inc., a Delaware corporation (the “Company”) announced today the closing of the Merger (as defined below) and the other transactions contemplated by its previously announced Agreement and Plan of Merger (“Merger Agreement”), dated as of October 31, 2006, by and among the Company, Seitel Acquisition Corp. (the “Purchaser”) and Seitel Holdings, Inc. (formerly known as Seitel Holdings, LLC) (“Holdco”). Pursuant to the Merger Agreement, the Purchaser merged (the “Merger”) with and into the Company with the Company continuing as the surviving company and a wholly-owned subsidiary of Holdco. Holdco is an investment entity controlled by ValueAct Capital Master Fund, L.P. (“ValueAct Capital”).

On February 9, 2007, the Company held a special meeting of its stockholders pursuant to the Merger Agreement, at which 113,502,143 votes, or approximately 73 percent of the 155,183,538 shares outstanding, and 62,209,131 votes, or approximately 88 percent of the 70,694,960 votes actually cast for or against the Merger (not including votes cast by ValueAct Capital and its affiliates), voted in favor of the adoption of the Merger Agreement.

Under the terms of the Merger Agreement, Company stockholders are entitled to receive $3.70 in cash for each share of Company common stock held. Company stockholders whose shares are held in book entry at American Stock Transfer & Trust Company, the Company’s transfer agent, will receive cash for their shares from American Stock Transfer & Trust Company, which also will serve as the paying agent.

Company stockholders who possess physical stock certificates will receive instructions and a letter of transmittal by mail from American Stock Transfer & Trust Company concerning how and where to forward their certificates for payment. For shares held in “street name” by a broker, bank or other nominee, stockholders will not need to take any action to have shares converted into cash, as this should be done by the broker, bank or other nominee. Questions about the deposit of Merger proceeds should be directed to the appropriate broker, bank or other nominee.

In connection with the Merger, the Purchaser previously announced a cash tender offer and consent solicitation for any and all of the outstanding $189,000,000 aggregate principal amount of the Company’s 11.75% Senior Notes due 2011 (CUSIP No. 816074AE8) (ISIN No. US816074AE87) (the “Notes”) pursuant to the Offer to Purchase and Consent Solicitation Statement dated January 17, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal and Consent dated January 17, 2007. The tender offer expired at 12:00 midnight, New York City time, on Tuesday, February 13, 2007 (the “Expiration Time”). The Purchaser accepted for purchase all of the $187,000,000 aggregate principal amount of Notes tendered, representing approximately 98.94% of the total principal amount outstanding.

As previously announced, as a result of the receipt of the requisite amount of consents in connection with the Purchaser’s tender offer and consent solicitation, the Company, the subsidiary guarantors party thereto and LaSalle Bank National Association, as trustee, entered into a Supplemental Indenture (“Supplemental Indenture”), dated as of January 31, 2007, which, became operative upon our acceptance of the Notes for purchase today and amends the original indenture dated as of July 2, 2004, relating to the Notes (the “Original Indenture”). The Supplemental Indenture eliminates substantially all of the restrictive covenants and certain events of defaults contained in the Original Indenture and modifies the defeasance and other provisions contained in the Original Indenture.

The Company (and its subsidiaries) provides seismic data and related geophysical services to the oil and natural gas industry in North America. The products and services offered by the Company (and its subsidiaries) are used by oil and natural gas companies to assist in the exploration for the development and management of oil and natural gas reserves. The Company (and its subsidiaries) have ownership in an extensive library of proprietary onshore and offshore seismic data that the Company (and its subsidiaries) have accumulated since 1982, which is offered for license to a wide range of oil and natural gas companies. The Company’s customers utilize such data, in part, to assist in the identification of new geographical areas where subsurface conditions are favorable for oil and natural gas fields and to optimize the development and production of oil and natural gas reserves.

The Press Release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company or Holdco. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from those expected. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements. None of Holdco, ValueAct Capital or the Company undertakes any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, expect as otherwise required by law.

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